Exhibit 99.1
NEWS RELEASE
Contact: Donna D’Amico-Annitto	486 North Oliver Road, Bldg. Z (316) 283-6500

PARK AEROSPACE CORP. INCREASES REGULAR QUARTERLY CASH DIVIDEND AND DECLARES SPECIAL DIVIDEND

Newton, Kansas, Thursday, February 9, 2023…..Park Aerospace Corp. (NYSE-PKE) announced that, at its regular meeting on February 9, 2023, its Board of Directors:

1.	Approved a 25% increase in the Company’s regular quarterly cash dividend from the current rate of $0.10 per share to a new rate of $0.125 per share;
2.	Declared a regular quarterly cash dividend of $0.125 per share payable May 5, 2023 to shareholders of record at the close of business on April 3, 2023; and
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Declared a special dividend of $1.00 per share payable April 6, 2023 to shareholders of record at the close of business on March 9, 2023. The total amount of this special dividend is expected to be approximately $20.5 million.

Park paid its first regular quarterly cash dividend on November 22, 1985 (that first regular cash dividend was a one cent dividend adjusted for subsequent stock splits!) and has paid uninterrupted regular quarterly cash dividends since that first dividend without ever skipping a regular quarterly dividend or reducing the dividend amount.

Park has now paid approximately $560 million in cash dividends, or $27.35 per share, since the beginning of its 2005 fiscal year.

Brian Shore, Park’s Chairman and CEO, said, “During our recent quarterly investor conference calls and presentations, we have discussed in some detail our views about the outlook for Park. We also specifically discussed many of the key aerospace programs on which Park is already sole-source qualified and their significant long-term value to Park. Based upon this outlook and these key programs, we believe the increase in our regular dividend is justifiable and proper and, although there can be no absolute assurance regarding future cash dividends, we are quite confident that the increase is sustainable. We have had a long run with our regular dividend, and we do not intend to disrupt that run.”

Brian Shore continued, “In addition, after a careful review of our capital and cash allocation strategy, our Board of Directors determined that the declaration of the $1.00 per share special dividend was the right and appropriate thing to do for our Company and its owners. Of course, we will be happy to discuss our thoughts about our regular and special dividends and our capital allocation strategy during our next quarterly investor conference call.”

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Brian Shore concluded, “I would like to take this opportunity to thank our shareholders for your loyalty and your interest in our Company over the years. Best wishes to you.”

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance for Park’s business. The forward-looking statements contained in this news release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements. Factors that could cause actual events or results to differ materially from Park’s expectations or forecasts are set forth under the caption “Factors That May Affect Future Results” in Item 1 and in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended February 27, 2022, and in subsequent reports filed with or furnished to the Securities and Exchange Commission. Except as may be required by any applicable laws, the Company assumes no obligation to update such forward-looking statements, which are made as of the date hereof or an earlier date specified herein, whether as a result of new information, future developments, or otherwise

Park Aerospace Corp. develops and manufactures solution and hot-melt advanced composite materials used to produce composite structures for the global aerospace markets. Park’s advanced composite materials include film adhesives (undergoing qualification) and lightning strike materials. Park offers an array of composite materials specifically designed for hand lay-up or automated fiber placement (AFP) manufacturing applications. Park’s advanced composite materials are used to produce primary and secondary structures for jet engines, large and regional transport aircraft, military aircraft, Unmanned Aerial Vehicles (UAVs commonly referred to as “drones”), business jets, general aviation aircraft and rotary wing aircraft. Park also offers specialty ablative materials for rocket motors and nozzles and specially designed materials for radome applications. As a complement to Park’s advanced composite materials offering, Park designs and fabricates composite parts, structures and assemblies and low volume tooling for the aerospace industry. Target markets for Park’s composite parts and structures (which include Park’s proprietary composite SigmaStrut™ and AlphaStrut™ product lines) are, among others, prototype and development aircraft, special mission aircraft, spares for legacy military and civilian aircraft and exotic spacecraft. Park’s objective is to do what others are either unwilling or unable to do. When nobody else wants to do it because it is too difficult, too small or too annoying, sign us up.

Additional corporate information is available on the Company’s web site at www.parkaerospace.com.

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